ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20110577605-74
	Filing Date and Time 08/04/2011 8:00 AM
	Entity Number E0359582007-1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Global NuTech, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 is hereby amended to read as follows: 3. This Corporation is authorized to issue two (2) classes of stock with a total of One Billion Five Hundred Million (1,500,000,000), One Billion Four Hundred Million (1,400,000,000) of which are shares of common stock, $0.00001 par value per share, and One Hundred Million (100,000,000) of which are shares of preferred stock, $0.00001 par value per share, with Five Million (5,000,000) shares of preferred stock having previously been designated as Series A, Two Hundred Fifty Thousand (250,000) shares of of preferred stock having previously designated as Series B and Eighty Thousand (80,000) shares of preferred stock having previously been designated as Series C. [continued on attachment]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 52.3%

4. Effective date of filing: (optional) 8/22/11

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X PRESIDENT

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Global NuTech, Inc.
Certificate of Amendment to Articles of Incoporation
Attachment Page

The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Section 1, Capital Stock , of the Additional Articles of Incorporation of the Corporation is hereby deleted in its entirety.

As of the effective date of this Amendment, there shall be a 1 – for – 300 Reverse Split of the issued and outstanding shares of Common Stock, such that each Three hundred (300) shares of Common Stock, $0.00001 par value, issued and outstanding immediately prior to the effective date (the "Old Common Stock") shall be recombined, reclassified and changed into One (1) share of the corporation's Common Stock, $0.00001 par value (the "New Common Stock"), with any fractional interest rounded up to the nearest whole share; every Three Hundred (300) shares of Old Common Stock outstanding on the effective date of this amendment shall be automatically converted into One (1) share of New Common Stock and, in lieu of fractional shares, each share so converted shall be rounded up to the next highest number of full shares of New Common Stock; provided that no Stockholder of record as of the effective date of the reverse split shall have fewer than One Hundred (100) shares of New Common Stock.